Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer
 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Q1 Earnings Vaulted Eight-fold for Period
ended May 31, 2015 vs. Prior Year

Sales for Q1 more than Doubled vs. Prior Year

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  July 13, 2015 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent quarter's end.

For the first quarter ended May 31, 2015, revenue was $2,347,183 compared to $1,107,298 during the comparable period in the prior year, an increase of $1,239,885 (+112%)  In addition, Net Income after taxes of $472,498 was an increase of $535,226 (+853%) compared to the prior year's Net Loss after taxes of ($62,728). This is more than an eight-fold increase over prior year.

The increase in sales to $2.3 million is primarily due to significant increases in demand for private label products; targeted sales toward the emergency & disaster preparedness market, the success of which we attribute to increased worldwide awareness of the importance of preparedness due to highly-publicized natural disasters during the year; and the launch of our pH20 product line which increases the alkalinity of tap water to between 8.0 and 9.5 pH.   We anticipate these improvement in sales to continue into subsequent quarters and beyond.

Gross margins improved significantly from 49% to 54%.due to implementing pricing structures that require minimum order quantities as well as higher margins on our newer product lines.  We introduced a Minimum Advertised Pricing policy during the quarter ended May 31, 2015 that has allowed us to also increase our margins.  The Company expects the gross margin percentages to remain at approximately 50% in the foreseeable future.

Net income (20% of Sales) was up 853% for the three-month period ended May 31, 2015.  This was primarily due to an increase of approximately $1.2 million in sales. We remain focused on the primary factors affecting our bottom line and look to continue to improve the Company's profitability in fiscal 2016.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors
This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.